Exhibit 99.1

Contact: Ann Kaesermann Vice President – Accounting & Investor Relations, CAO investors@mrcorp.com (713) 495-3100 NEWS RELEASE

Mission Resources Announces Increased Earnings

For the Fourth Quarter and Full-Year 2004

Provides Drilling Update and Guidance for the First Quarter 2005

HOUSTON, March 8, 2005 – Mission Resources Corporation (NASDAQ: MSSN) today reported financial and operational results for the fourth quarter and full-year 2004.

•	Fourth quarter 2004 discretionary cash flow increased 99% over fourth quarter 2003 to $15.4 million, and full-year 2004 discretionary cash flow increased 157% over full-year 2003 to $58.5 million. Fourth quarter 2004 net cash provided by operating activities was $12.2 million and full-year 2004 net cash provided by operating activities was $58.7 million.

•	Fourth quarter net income improved to $2.8 million or $0.06 per share - diluted, compared to a loss of ($1.5) million in last year’s fourth quarter or ($0.06) per share - diluted, and full-year 2004 net income was $2.9 million compared to $2.4 million for the full-year 2003.

•	Fourth quarter 2004 average daily production was 63.3 million cubic feet of gas equivalent (“Mmcfe”), and full-year 2004 average daily production was 65.8 Mmcfe.

•	Proved reserves increased 27%, through additions and acquisitions, to 226 billion cubic feet equivalent (“Bcfe”).

•	Mission had a combined 97% success rate for development and exploratory wells completed in 2004.

•	Debt decreased $28 million driving cash interest costs down approximately $6 million as compared to 2003.

“We made significant progress in 2004 towards achieving our strategic goals,” said Robert L. Cavnar, Chairman, President and Chief Executive Officer. “Our major accomplishments of the year include a 27% increase in proved reserves, a 97% drilling success rate and a meaningful reduction in our debt. In addition, over the past year we have developed several dozen prospects in our core areas, and we believe that our success in early 2005 validates our approach towards opportunity selection and risk mitigation. In order to take advantage of our strong menu of internal exploration and development opportunities, we have set a capital expenditure budget for 2005 of $71 million. In addition, we have the financial flexibility to continue with our two-prong approach of growth through the drill bit and the acquisition of desirable assets.”

Year End Reserves: Our year-end reserves of 226 Bcfe included 36.1 Bcfe of extensions/discoveries and 40.0 Bcfe of acquisitions. Property sales accounted for 3.9 Bcfe and revisions were 0.1 Bcfe. The major extensions/discoveries were in the Permian area primarily in the Jalmat, TXL and Waddell fields. Other fields with material extensions/discoveries were W. Lake Verret, Backridge, and San Migual fields in the Gulf Coast area.

Capital Expenditures: In 2004, Mission’s capital expenditures (excluding acquisitions of $41.5 million) totaled $46.6 million, approximately 38% higher than 2003 levels. 2004 expenditures consisted of the following: $31.4 million for development, $8.6 million for exploration, $5.4 million for seismic data, land and related items, and $1.2 million for corporate assets. For the full-year 2004, we successfully completed 66 development wells, of which 55 were located in the Permian area, seven were located in the Gulf Coast area, three were located in the Offshore area and one was located in Oklahoma. We had one successful and one unsuccessful exploratory well drilled in 2004, and at year-end, we had three exploratory wells and three development wells in progress. The wells in progress at year-end are discussed in more detail below.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

Update of Exploratory Wells in Progress at Year-End:

•	The Fritz Weise #1, our Lower Wilcox Lions field discovery well, located in Goliad County, Texas, which had been producing at a pipeline restricted gross rate of 2 million cubic feet (“Mmcf”) per day, has now been connected into a newly constructed 8-inch pipeline and is flowing at a gross daily production rate of 11.3 Mmcf. Mission is the operator and holds a 35% working interest in this well and in 1,865 acres of leasehold covering this field.

•	The Iles # 1 located in Jefferson County, Texas was drilled to 11,515 feet and found approximately 60 feet of apparent pay in two Yegua sands in the interval from 10,400 feet to 10,700 feet. We are evaluating completion options and are awaiting wetlands and other regulatory permits. Mission holds a 70% working interest in this prospect and is the operator.

•	Production casing has been set to 15,913 feet at the Dehnert #1 located in Goliad County, Texas, the first of several scheduled wells offsetting our Fritz Weise #1 Lower Wilcox discovery. Sixty-seven net feet of pay was found in the Corona Sand, and we estimate that this well is capable of producing at rates similar to the Fritz Weise #1 well. Mission holds a 35% working interest and will be the operator after completion.

Update of Development Wells in Progress at Year-End:

•	The Fontenot #1, a development well located in Reddell field, Evangeline Parish, Louisiana, has been perforated in the Wilcox formation in the interval from 12,254 feet to 12,794 feet, and completion operations continue. Mission holds a 14.3% working interest in this well.

•	The High Island Block 553 #A9 was drilled to a total depth of 12,350 feet and completed from 20 net feet of pay in the Basal Nebraskan formation from 11,560 to 11,630 feet. After gradually bringing the well online, it is producing at 10.5 Mmcf gross per day and 600 barrels gross of condensate per day. Mission holds a 36% working interest in this well and is the operator of the block.

•	The TXL North Unit #942 located in Ector County, Texas has been drilled to a total depth of 5,600 feet and production casing has been set for a completion in the Clearfork Tubb formation. Average gross production rates from these types of wells are 300 Mcf equivalent per day (“Mcfe/d”). Mission holds a 20% working interest and a 25% net revenue interest.

Update of Current Drilling Activity:

•	We are currently drilling two additional wells and preparing to drill a third well at our Lions Wilcox field: the Fritz Weise #2 is drilling at 9,500 feet and the Buckner Foundation #1 is drilling at 3,100 feet. In addition, we are moving in rotary tools at the Simmons #1 and expect to begin drilling operations this week. Mission is the operator and holds a 35% working interest in these wells.

•	At High Island Block 553 we are drilling at 5,000 feet at the OCS-G 6237 #4, a “5500 Foot Sand” development well. Mission holds a 36% working interest in this block.

•	We are drilling below 10,300 feet at the Ledoux #1 located in Vermilion Parish, Louisiana, a planned 12,500 foot development well offsetting the Leblanc #1, which has produced 4.5 Bcfe from the Marg howei age “Henry Sand”. Mission holds a 77% working interest and is the operator of the well.

•	We are planning to mobilize a drilling rig to the Jalmat field located in Lea County, New Mexico, during the first half of March where we expect to drill three new in-fill wells in the Yates / 7-Rivers formations. Total depth for each well is planned to be 4,000 feet. Mission is the operator and holds a 95% working interest in these wells.

•	Three additional wells have been drilled at West Lake Verret field located in St. Martin Parish, Louisiana. The JL&S #153 was drilled to a total depth of 7,740 feet and has been completed with a gross production rate of 920 Mcfe/d. The JL&S #150 was plugged and abandoned as a dry hole after reaching a total depth of 6,030 feet. The SMPSB #61, drilled to 1,725 feet, has been completed with a current gross production rate of 250 Mcfe/d. Mission is the operator of these wells and holds a 100% working interest.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

•	At the Reddell field located in Evangeline Parish, Louisiana, the Coriel #2 well has been drilled to a total depth of 11,432 feet and production casing has been set. In addition to this well, the Pardee O1 has spud and is drilling at 8,556 feet. The expected total depth of this well is 11,550 feet. These wells will test the Upper Wilcox formations in this field. Mission holds a 14.3% working interest in these wells.

•	During the second quarter, two additional Lower Wilcox prospects are scheduled to be drilled in DeWitt County, Texas. Our working interest in these projects is 50% to 70%.

•	Additionally, we plan to continue our development program in the TXL North Unit by drilling at least 12 wells in this field during 2005.

Update of Workover / Recompletion Activity:

•	In the West Lake Verret field, we have completed the workover / recompletion of seven wells to various reservoirs between 3,000 and 13,400 feet. Six of these wells were successful for a combined gross initial production rate of 4.3 Mmcfe per day. We are currently completing an eighth well and anticipate turning it to production in the second week of March. In addition to these eight wells, Mission has identified an additional eight wells for a similar workover program. Mission is the operator of this field and holds a 100% working interest.

•	In the Jalmat field, we have completed a recompletion / refracture program to the Yates / 7-Rivers formations on eleven wells. We have put on production six of these wells for a combined gross production rate of approximately 850 Mcfe/d. The remainder of the wells are being prepared for production. Mission anticipates a total of 18 wells will be recompleted/fractured in this program by the end of the first quarter 2005. Mission is the operator of this field and holds a 95% working interest.

As discussed in our December 9, 2004 press release, our $71 million 2005 capital budget is anticipated to be allocated as follows: 45% to the Gulf Coast area, 20% to the Gulf of Mexico area, 17% to the Permian Basin area and 18% to land, seismic and other items. The exploratory portion will increase to approximately 28% of the total budget. Mission does not budget for acquisitions.

Net Income: Mission reported net income for the fourth quarter of 2004 of $2.8 million or $0.06 per share - diluted compared to a net loss of ($1.5) million or ($0.06) per share - diluted in the fourth quarter of 2003. Increased commodity prices and a 35% reduction in interest expense resulted in the improvement in quarterly earnings.

Net income for the year ended December 31, 2004 was $2.9 million, or $0.07 per share - diluted, compared to net income of $2.4 million, or $0.10 per share - diluted for the year ended December 31, 2003. Fewer weighted average shares outstanding in 2003 account for the higher net income per share – diluted amount with a lower net income amount for 2003. Absent the gains and losses on debt extinquishment and the 2004 non-cash compensation expense for issuance of stock options, net income (loss) (excluding cumulative effect of a change in accounting method) for the years ended December 31, 2004 and 2003 were $7.2 million and ($11.2) million, respectively. Increased commodity prices and gas volumes along with lower lease operating expenses and interest expense were the primary reasons for the significant full-year 2004 increase in net income.

“While our fourth quarter production was impacted somewhat by the tightening of rig availability and delays in pipeline construction, full-year production reflects a 5% year-over-year increase in daily production rates. A more comparative analysis is the approximately 28% year-over-year increase in daily production rates, adjusted for property sales,” said Richard W. Piacenti, Mission’s Executive Vice President and Chief Financial Officer. “We plan to increase our production levels in the second quarter as we complete the fourth quarter projects and begin using our $71 million capital budget for 2005. We will continue to split any cash flow in excess of our $71 million capital expenditure budget between debt repayment and additional capital spending.”

Discretionary Cash Flow and Earnings before Interest, Taxes and Non-Cash Items: Discretionary cash flow for the fourth quarter of 2004 totaled $15.4 million compared to $7.7 million in the fourth quarter of 2003. Earnings before interest, taxes and other non-cash items (“adjusted EBITDA”) for the fourth quarter of 2004 totaled $19.2 million compared to the same measure for the fourth quarter of 2003 of $13.6 million. (See the

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com attached schedule for a reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities, of $12.2 million and ($2.1) million for the fourth quarters of 2004 and 2003, respectively, to discretionary cash flow.)

Full-year 2004 discretionary cash flow was $58.5 million as compared to full-year 2003 discretionary cash flow of $22.8 million. Adjusted EBITDA for 2004 was $77.0 million compared to adjusted EBITDA of $47.0 million in 2003. (See the attached schedule for a reconciliation of net cash provided by operating activities, of $58.7 million and $18.9 million for 2004 and 2003, respectively, to discretionary cash flow and of net income to adjusted EBITDA.)

Production & Revenue: Production for the fourth quarter of 2004 averaged 63.3 Mmcfe per day and averaged 63.0 Mmcfe per day for the fourth quarter of 2003. The average realized oil price, including the effect of hedges, for the fourth quarter of 2004 was $31.98 per barrel, a 28% increase over the $24.99 per barrel realized oil price in the same quarter of 2003. The average realized gas price, including the effect of hedges, in the fourth quarter of 2004 was $6.16 per Mcf, a 38% increase over the average gas price of $4.48 per Mcf realized in the same quarter of 2003.

Production for the full-year 2004 averaged 65.8 Mmcfe per day and averaged 62.7 Mmcfe per day for 2003. The average realized oil price, including the effect of hedges, for the full-year of 2004 was $30.15 per barrel, a 20% increase over the $25.22 per barrel realized oil price in 2003. The average realized gas price, including the effect of hedges, for 2004 was $5.56 per Mcf, a 24% increase over the average gas price of $4.50 per Mcf realized in 2003.

Lease Operating Expenses: Lease operating expenses for the fourth quarter, on a per unit basis, were $1.34 per Mcfe compared to $1.24 per Mcfe in the fourth quarter of 2003. To take advantage of the near-record high commodity prices, we are performing additional workovers that are now economically attractive and we are also experiencing an overall increase in the cost of oil field services. We expect these trends to continue in 2005.

Lease operating expenses for the full-year of 2004, on a per unit basis, were $1.21 per Mcfe compared to $1.43 per Mcfe in 2003, a decrease of 15%. While lease operating expenses have increased in recent months, we have incorporated cost-saving techniques and replaced high-operating cost properties with low-cost gas properties.

Outlook: Guidance on performance for the first quarter and full-year of 2005 is as follows. G&A is higher in the first quarter of 2005 as a result of Sarbanes-Oxley compliance. For the full-year, G&A costs should decline.

	First Quarter 2005	Full-Year 2005
Estimated Daily Production	Daily Average	Daily Average
Crude Oil (Barrels)	4,400 – 4,700	4,500 – 4,800
Natural Gas (Mmcf)	31 – 36	43 – 48
Total (Mmcfe)	60 – 63	71 – 76

Operating expenses	Per Mcfe	Per Mcfe
Lease operating expense	$1.40 - $1.50	$1.18 - $1.28
Taxes other than income	$0.47 - $0.52	$0.40 - $0.45
Depreciation, depletion and amortization	$1.75 - $1.85	$1.75 - $1.85
General and administrative	$0.62 - $0.67	$0.50 - $0.55
Cash Interest Expense (1)	$3.6 - $4.1 million	$15 – $17 million
Income Tax Rate	37.5%, 1.5% deferred	37.5%, 1.5% deferred

Adjusted EBITDA	$17 million	$98 million (2)
Discretionary Cash Flow	$13 million	$82 million (2)

(1)	Excludes non-cash interest expense of approximately $400,000 and $1.5 million for the first quarter of 2005 and the full-year 2005, respectively.

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

(2)	Adjusted EBITDA and Discretionary Cash Flow guidance is based on the following assumptions for the first quarter and full-year of 2005 (i) $40.00/$6.00 NYMEX prices with an oil differential of ($1.29) and gas differential of ($0.03), (ii) all production and expense numbers use mid-point of guidance disclosed and (iii) 50% of discretionary cash flow above capital expenditures of $71 million used to reduce debt. (See the attached schedule for a reconciliation of net income (loss) to adjusted EBITDA and of net cash provided by operating activities to discretionary cash flow.)

Hedge Update: A complete list of all hedges is attached and includes our recent additional oil and gas collars.

Conference Call Information: Mission will hold its quarterly conference call to discuss fourth quarter and full year 2004 results on Tuesday, March 8, 2005 at 10:00 a.m. Central Time. To participate, dial (877) 894-9681 a few minutes before the call begins. Please reference Mission Resources, conference ID 4346345. The call will also be broadcast live over the Internet from the Company’s web site at www.mrcorp.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, March 22, 2005. To access the replay, dial (800) 642-1687 and reference conference ID 4346345. In addition, the web cast will also be archived on the Company’s web site.

About Mission Resources: Mission Resources Corporation is a Houston-based independent exploration and production company that drills for, acquires, develops and produces natural gas and crude oil primarily in the Permian Basin (in West Texas and Southeastern New Mexico), along the Texas and Louisiana Gulf Coast and in both the state and federal waters of the Gulf of Mexico.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the Securities and Exchange Commission. Mission undertakes no duty to update or revise these forward-looking statements.

- Tables to Follow -

Mission Resources Corporation 1331 Lamar, Suite 1455 Houston, Texas 77010 www.mrcorp.com

MISSION RESOURCES

STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
REVENUES:
Oil revenues	$13,175	$11,572	$49,657	$52,914
Gas revenues	20,631	13,539	79,050	46,443
Gain (loss) on extinguishment of debt	—	1,101	(2,606)	23,476
Interest and other income (expense)	220	249	(461)	1,141

	34,026	26,461	125,640	123,974

COSTS AND EXPENSES:
Lease operating expense	7,777	7,165	29,060	32,728
Taxes other than income	2,566	1,300	9,400	8,251
Transportation costs	182	27	346	349
Asset retirement obligation accretion expense	386	225	1,202	1,263
Depreciation, depletion and amortization	10,282	10,538	44,229	38,501
General and administrative expenses	4,087	2,843	16,871	10,856
Interest expense	4,220	6,537	19,818	25,565

	29,500	28,635	120,926	117,513

INCOME (LOSS) BEFORE TAXES AND CHANGE IN ACCTG METHOD	4,526	(2,174)	4,714	6,461

Income tax expense (benefit)
Current	(46)	1	297	276
Deferred	1,745	(672)	1,468	2,082

	1,699	(671)	1,765	2,358

INCOME (LOSS) BEFORE CHANGE IN ACCOUNTING METHOD	$2,827	$(1,503)	$2,949	$4,103

Cumulative effect of a change in accounting method, net of deferred tax	—	—	—	(1,736)

NET INCOME (LOSS)	$2,827	$(1,503)	$2,949	$2,367

Earnings per share before change in acctg method	$0.07	$(0.06)	$0.08	$0.17
Earnings per share before change in acctg method - diluted (1)	$0.06	$(0.06)	$0.07	$0.17
Earnings per share	$0.07	$(0.06)	$0.08	$0.10
Earnings per share - diluted	$0.06	$(0.06)	$0.07	$0.10

Weighted avg. common shares outstanding	41,115	24,251	38,529	23,696
Weighted avg. common shares outstanding - diluted (1)	43,506	24,251	40,456	24,737

Discretionary cash flow (2)	$15,395	$7,727	$58,502	$22,785

Adjusted EBITDA (3)	$19,209	$13,641	$76,969	$46,986

(1)	Due to a potential antidilutive effect in loss periods, weighted average common shares outstanding were used for periods with a loss.
(2)	Discretionary cash flows consists of net income excluding non-cash items. Non-cash items include depreciation depletion and amortization, gain (loss) due to hedge ineffectiveness (FAS 133), gain (loss) on interest rate swap, amortization of debt issue costs, amortization of bond premium, gain (loss) on extinguishment of debt, asset retirement accretion expense, receivable write-offs, cumulative effect of a change in accounting method, equity interest in earnings of White Shoal Pipeline, compensation expense - stock options and deferred taxes.
(3)	Adjusted EBITDA consists of earnings before interest expense, taxes, and non-cash items detailed in footnote (2)

MISSION RESOURCES

SUMMARY OPERATING INFORMATION

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
AVERAGE SALES PRICE, INCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$31.98	$24.99	$30.15	$25.22
Gas ($/Mcf)	$6.16	$4.48	$5.56	$4.50
Equivalent ($/Boe)	$34.82	$25.97	$32.05	$26.03
Equivalent ($/Mcfe)	$5.81	$4.33	$5.34	$4.34

AVERAGE SALES PRICE, EXCLUDING THE EFFECT OF HEDGES:
Oil ($/Bbl)	$45.89	$30.27	$39.88	$29.69
Gas ($/Mcf)	$6.79	$4.52	$5.89	$5.12
Equivalent ($/Boe)	$42.92	$28.63	$37.19	$30.16
Equivalent ($/Mcfe)	$7.16	$4.77	$6.20	$5.03

AVERAGE DAILY PRODUCTION:
Oil (Bbls)	4,478	5,033	4,500	5,748
Gas (Mcf)	36,424	32,837	38,836	28,258
Equivalent (Boe)	10,549	10,506	10,973	10,458
Equivalent (Mcfe)	63,292	63,035	65,836	62,746

TOTAL PRODUCTION:
Oil (MBbls)	412	463	1,647	2,098
Gas (MMcf)	3,351	3,021	14,214	10,314
Equivalent (MBoe)	971	967	4,016	3,817
Equivalent (MMcfe)	5,823	5,799	24,096	22,902

OPERATING COSTS PER MCFE:
Lease operating expense	$1.34	$1.24	$1.21	$1.43
Taxes other than income	$0.44	$0.22	$0.39	$0.36
General and administrative expenses	$0.70	$0.49	$0.70	$0.47
General and administrative expenses (1)	$0.70	$0.49	$0.53	$0.47
Depreciation, depletion, and amortization (2)	$1.73	$1.79	$1.80	$1.65

(1)	Excludes compensation expense on stock options.
(2)	Excludes depreciation of furniture and fixtures.

MISSION RESOURCES

CONDENSED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2004	December 31, 2003
ASSETS:
Current assets	$28,786	$47,454
Property, plant and equipment, net	337,927	302,128
Leasehold, furniture and equipment, net	2,779	2,340
Other assets	8,411	5,404

	$377,903	$357,326

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$39,047	$31,177
Term loan facility	25,000	80,000
Revolving credit facility	15,000	—
Senior 9 7/8% notes due 2011	130,000	—
Senior subordinated 10 7/8% notes due 2007	—	117,426
Unamortized premium on senior subordinated notes	—	1,070
Deferred tax liability	20,003	20,346
Other long-term liabilities, excluding current portion	1,482	210
Asset retirement obligation, excluding current portion	35,366	32,157
Stockholders’ equity	119,938	80,647
Other comprehensive income (loss), net of taxes	(7,933)	(5,707)

	$377,903	$357,326

MISSION RESOURCES

CONDENSED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Twelve Months Ended December 31,
	2004	2003
OPERATING ACTIVITIES:
Net income	$2,949	$2,367
Adjustments to reconcile net income to net cash provided by operating activities	55,553	20,494
Net changes in operating assets and liabilities	176	(3,972)

Net cash provided by operating activities	58,678	18,889

INVESTING ACTIVITIES:
Acquisition of oil and gas properties	(41,488)	(1,570)
Capital expenditures	(45,420)	(32,893)
Leasehold, furniture and equipment	(1,205)	(930)
Proceeds from sales of properties	13,030	28,090
Distribution from White Shoal Pipeline	178	—
Proceeds on disposal of non-operating assets	—	850

Net cash used in investing activities	(74,905)	(6,453)

FINANCING ACTIVITIES:
Proceeds from borrowings	201,500	80,000
Repayment of senior subordinated notes & credit facilities	(200,511)	(71,700)
Stock issuance costs, net of proceeds	1,463	4
Financing costs	(7,361)	(4,976)
Restricted cash held for investments	24,877	(24,877)

Net cash provided by financing activities	19,968	(21,549)

Net increase in cash and cash equivalents	3,741	(9,113)
Cash and cash equivalents at beginning of period	2,234	11,347

Cash and cash equivalents at end of period	$5,975	$2,234

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
NET CASH PROVIDED BY OPERATING ACTIVITIES	$12,228	$(2,111)	$58,678	$18,889
Change in assets and liabilities	3,167	9,914	(176)	3,972
Loss on disposal of non-operating assets	—	(76)	—	(76)

DISCRETIONARY CASH FLOW *	$15,395	$7,727	$58,502	$22,785

NET INCOME (LOSS)	$2,827	$(1,503)	$2,949	$2,367
Interest expense (1)	3,860	5,913	18,170	23,925
Gain on interest rate swap (1)	—	—	—	(520)
Amort. of deferred financing costs and bond prem. (1)	360	624	1,648	2,160
Income tax expense (benefit)	1,699	(671)	1,765	2,358
Depreciation, depletion and amortization	10,282	10,538	44,229	38,501
Loss (gain) on extinguishment of debt	—	(1,101)	2,606	(23,476)
Loss on asset retirement obligation settlement	—	18	—	18
Earnings - White Shoal Pipeline (2)	(7)	(20)	(53)	(361)
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736
Asset retirement accretion expense	386	225	1,202	1,263
Receivable write-offs (2)	42	—	441	—
Loss (gain) due to hedge ineffectiveness (2)	(240)	(382)	(108)	(985)
Compensation expense - stock options (3)	—	—	4,120	—

ADJUSTED EBITDA *	$19,209	$13,641	$76,969	$46,986

NET INCOME (LOSS)	$2,827	$(1,503)	$2,949	$2,367
Loss (gain) on extinguishment of debt, net of tax	—	(716)	1,630	(15,259)
Compensation expense - stock options	—	—	2,577	—
Cumulative effect of a chg. in acct. method, net of tax	—	—	—	1,736

NET INCOME (LOSS) BEFORE LOSS (GAIN), COMPENSATION EXPENSE AND CUMULATIVE CHANGE**	$2,827	$(2,219)	$7,156	$(11,156)

(1)	Included in interest expense
(2)	Included in interest and other income (expense)
(3)	Included in general and administrative expenses
*	NOTE - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.
**	NOTE - Management believes net income (loss) before gain (loss) on extinguishment of debt, compensation expense and cumulative effect of a change in accounting method is relevant and useful information. We believe it gives a clearer picture of the Company’s performance excluding material non-recurring transactions. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating perfomance. Net loss before gain (loss) on extinguishment of debt, compensation expense and cumulative effect of a change in accounting method should not be considered in isolation or as a substitute for net income prepared in accordance with GAAP.

MISSION RESOURCES

NON-GAAP DISCLOSURE RECONCILIATION

(Amounts in millions)

	Guidance Q1 2005	Guidance Annual 2005
NET CASH PROVIDED BY OPERATING ACTIVITIES (see Note A)	$21.0	$88.0
Change in assets and liabilities	(8.0)	(6.0)

DISCRETIONARY CASH FLOW (see Note B)	$13.0	$82.0

NET INCOME (see Note A)	$1.5	$20.0
Interest expense (1)	4.0	$16.0
Amort. of deferred financing costs and bond prem. (1)	0.5	$1.5
Income tax expense (benefit)	1.0	12.5
Depreciation, depletion and amortization	10.0	48.0

ADJUSTED EBITDA (see Note B)	$17.0	$98.0

(1)	Included in interest expense

NOTE A - For this purpose, net cash provided by operating activities and net income have been calculated using only information contained in public guidance provided by the company. There may be material cash or non-cash items which affect net cash provided by operating activities and net income that have been excluded from guidance and this calculation.

NOTE B - Management believes that adjusted EBITDA and discretionary cash flow are relevant and useful information which are commonly used by analysts, investors and other interested parties in the oil and gas industry. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of Mission’s ability to meet its future requirements for debt service, capital expenditures and working capital. Adjusted EBITDA and discretionary cash flow should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles (“GAAP”) or as a measure of our profitability or liquidity. Adjusted EBITDA and discretionary cash flow exclude components that are significant in understanding and assessing our results of operations and cash flows. In addition, adjusted EBITDA and discretionary cash flow are not terms defined by GAAP and, as a result, our measures of adjusted EBITDA and discretionary cash flow might not be comparable to similarly titled measures used by other companies.

MISSION RESOURCES

Hedge Positions

OIL (BBL/D)

	Volume	Swap	Floor	Ceiling
First Quarter 2005
	1,000		26.50	29.51
	500		27.50	29.25
	500		28.07	32.47
	500		35.00	43.15

	2,500		28.71	32.78

Second Quarter 2005
	1,000		26.00	28.86
	500		27.00	28.65
	500		35.00	40.90
	500		48.70	55.10

	2,500		32.54	36.47

Third Quarter 2005
	1,000		26.00	27.81
	500		26.50	28.08
	500		34.00	40.45
	500		47.80	54.40

	2,500		32.06	35.71

Fourth Quarter 2005
	1,000		26.00	27.09
	500		26.00	27.80
	500		33.00	40.60
	500		46.65	53.30

	2,500		31.53	35.18

	Volume	Swap	Floor	Ceiling
First Quarter 2006
	500		32.00	40.15
	500		30.00	60.60
	250		26.46	30.90
	500		45.48	52.50

	1,750		34.49	48.20

Second Quarter 2006
	500		32.00	39.15
	500		30.00	58.30
	250		26.29	30.75
	500		44.40	51.20

	1,750		34.16	46.86

Third Quarter 2006
	500		31.00	39.35
	500		30.00	56.30
	250		26.24	30.51
	500		43.40	50.35

	1,750		33.58	46.07

Fourth Quarter 2006
	500		31.00	38.80
	500		30.00	54.65
	250		26.03	30.15
	500		42.65	49.25

	1,750		33.33	45.08

GAS (MMBTU/D)
	Volume	Swap	Floor	Ceiling
First Quarter 2005
	5,000		5.00	10.10
	3,500		5.50	12.85
	3,000		4.75	7.25
	2,000		5.00	10.50
	1,000		4.75	6.60
	1,000		4.25	6.32

	15,500		5.00	9.75

Second Quarter 2005
	3,500		5.50	8.15
	3,000		4.50	5.62
	2,000		5.00	6.85
	1,000		5.00	6.00
	1,000		4.50	5.15
	1,000		4.25	4.92
	2,500		5.50	8.12

	14,000		5.02	6.82

Third Quarter 2005
	3,500		5.50	8.05
	3,000		4.50	5.62
	2,000		5.00	6.85
	1,000		5.00	5.95
	1,000		4.50	5.19
	1,000		4.25	4.72
	2,500		5.50	8.55

	14,000		5.02	6.86

Fourth Quarter 2005
	3,500		5.50	9.01
	3,000		4.50	6.01
	2,000		5.00	7.50
	1,000		5.00	6.42
	1,000		4.50	5.62
	1,000		4.25	5.14
	2,500		5.76	9.15

	14,000		5.06	7.47

	Volume	Swap	Floor	Ceiling
First Quarter 2006
	2,000		5.00	8.00
	2,500		6.00	10.25
	3,000		6.26	10.05

	7,500		5.84	9.57

Second Quarter 2006
	2,500		5.50	7.13
	3,000		5.50	7.68

	5,500		5.50	7.43

Third Quarter 2006
	2,500		5.50	7.15
	3,000		5.50	7.60

	5,500		5.50	7.40

Fourth Quarter 2006
	2,500		6.00	7.08
	3,000		5.50	9.18

	5,500		5.73	8.23